UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 22, 2004

NEXTEL PARTNERS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 9.  Regulation FD Disclosure and Item 12.  Results of Operations and Financial Condition.

On June 22, 2004, Nextel Partners, Inc. (the “Company”) announced that Barry Rowan, Nextel Partners’ CFO and Treasurer, is scheduled to present at the Wachovia Securities Nantucket Equity Conference on Wednesday, June 23, 2004, at 1:00 p.m. EDT.  In his remarks he will emphasize the Company’s performance and discuss other issues of importance to the Company.  Specifically, he will discuss the Company’s operational trends and inform investors that the Company is increasing its Adjusted EBITDA guidance from $325 million to $340 million for full-year 2004, implying an 85% increase in Adjusted EBITDA over the Company’s 2003 Adjusted EBITDA of $183.8 million.  An audio webcast of the presentation will be available on the Company’s website at www.nextelpartners.com in the “Investor Relations” tab under “News and Events – Calendar of Events.”  A copy of the Company’s press release is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.  The information in this report and the attached press release shall not be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

The Adjusted EBITDA information presented in this report and in the attached press release has not been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP.  A non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  As described more fully in the note attached to the press release, management believes this non-GAAP measure provides meaningful additional information about the Company’s performance and its ability to service its long-term debt and other fixed obligations and to fund its continued growth.  Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.  Reconciliations from GAAP results to non-GAAP financial measures are provided in the note to the attached to the press release.

The attached press release contains forward-looking statements relating to the Company’s performance.  A more thorough discussion of certain factors which may affect the Company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: June 22, 2004	By:	/s/ John Chapple
John Chapple
President, Chief Executive Officer and
Chairman of the Board of Directors

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release, dated June 22, 2004, issued by Nextel Partners, Inc.